Exhibit 10.7





FIRST AMENDMENT
TO LOAN AGREEMENT





THIS FIRST AMENDMENT TO LOAN AGREEMENT (this "First Amendment") dated as of April 24, 1997, is made and entered into by and between PETCO ANIMAL SUPPLIES, INC., a Delaware corporation ("Borrower"), and UNION BANK OF CALIFORNIA, N.A. (successor in interest to Union Bank), a national banking association ("Bank").


RECITALS:

A.	Borrower and Bank are parties to that certain Loan Agreement dated January
29, 1996 (the "Agreement"), pursuant to which Bank agreed to extend credit to Borrower.

B.	Borrower and Bank desire to amend the Agreement subject to the terms and conditions of this First Amendment.


AGREEMENT:

In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:

1.	Defined Terms.  Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2.	Amendments to the Agreement.

	(a) Sections 4.6a Minimum Tangible Net Worth, 4.6b Minimum Net Worth, 4.7 Maximum Leverage, 4.8 Minimum Profitability and 4.9 Maximum Accounts Payable Turndays are deleted in their entirety and replaced with the following:

4.6 Total Debt Ratio. Borrower and its Subsidiaries on a consolidated basis shall not permit, as of the end of each fiscal quarter for the four consecutive fiscal quarters then ended, the Total Debt Ratio to be greater than 3.0:1.0.

"Total Debt Ratio" means for Borrower and its Subsidiaries on a consolidated basis, determined as of the end of each fiscal quarter for the period of four fiscal quarters then ended, the ratio of Funded Debt (including obligations under Capitalized Leases) outstanding at such time to EBITDA.

"Funded Debt" means the sum of the outstanding principal balance of all Debt of Borrower and its Subsidiaries described in clauses (i), (ii), (iii) and (iv) of the definition of "Debt" set forth herein.

"Debt" of any person or entity means (i) all indebtedness of such person or entity for borrowed money or for the deferred purchase price of property or services, (ii) all obligations of such person or entity evidenced by notes, bonds, debentures or other similiar instruments, (iii) all indebtedness created or arising under any conditional-sale or other title-retention agreement, with respect to property acquired by such person or entity, (iv) all obligations of such person or entity as lessee under leases that have been or should be, in accordance with Agreement Accounting Principles, recorded as Capitalized Leases,
(v) all obligations of such person or entity under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to secure a credit against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (I),
(ii), (iii), or (iv) above and (vi) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

"Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 4.5 (except for changes concurred on by Borrower's independent public accountants).

"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"EBITDA" means for any period, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, Net Income after eliminating extraordinary gains and losses, plus (i) provisions for taxes, (ii) depreciation and amortization, (iii) Interest Expense and (iv) all non-cash Acquisition-related costs (including charges related to fixed asset write-downs, lease cancellations and Acquisition-specific non-cash charges; provided that with regard to lease cancellations and other types of non-cash Acquisition costs, Borrower may include initial non-cash reserves and deduct, in the following quarters, any cash payments made on the related reserves).

"Net Income" means for Borrower and its Subsidiaries on a consolidated basis, net income as determined in accordance with Agreement Accounting Principles.

"Interest Expense" means as of any date, for the fiscal quarter most recently ended and the immediately preceding three fiscal quarters, the sum of (i) the amount of all interest on Funded Debt which was paid, payable and/or accrued for such period (without duplication of previous amounts) and (ii) all commitment, letter of credit or line of credit fees paid, payable and/or accrued for such period (without duplication of previous amounts) to any lender in exchange for such lender's commitment to lend.

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any of its Subsidiaries (i) acquires any going business in the pet food and supply business or related fields or all or substantially all of the assets of any firm, corporation or division therreof in the pet food and supply business or related fields, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation in the pet food and supply business or related fields which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership in the pet food and supply business or related fields.

"Person" means any natural person, corporation, firm, limited liability company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of Borrower.

4.7 Consolidated Net Worth. Borrower and its Subsidiaries shall at all times maintain Consolidated Net Worth , determined as of the end of each fiscal quarter, of not less than $150,000,000 plus 50% of cumulative Net Income for the
period commencing on August 3, 1996 through the end of such fiscal quarter plus 75% of any net proceeds obtained from any public equity offering. (In the event
that Borrower and its Subsidiaries have a consolidated net loss for any fiscal quarter, Net Income for purposes of this section shall be deemed zero for such fiscal quarter).

"Consolidated Net Worth" means with respect to Borrower and its Subsidiaries, the excess of total assets over total liabilities, all to be determined on a consolidated basis in accordance with Agreement Accounting Principles.

4.8 Minimum Interest Coverage Ratio. Borrower shall maintain a ratio, determined as of the end of each fiscal quarter, for the four consecutive fiscal
quarters then ended, of EBITDA to Interest Expense of not less than 4.0:1.0.

4.9 Minimum Fixed Charge Coverage Ratio. Borrower shall at all times maintain a ratio, determined as of the end of each fiscal quarter, for the four consecutive fiscal quarters then ended, of EBITDA to Consolidated Fixed Charges of not less than 2.0:1.0.

"Consolidated Fixed Charges" means, for Borrower and its Subsidiaries, on a consolidated basis, for any period of four consecutive fiscal quarters, the sum (without duplication) of (i) Interest Expense for such period, (ii) the aggregate principal amount of all scheduled payments of Debt (including the principal portion of rentals under Capitalized Leases) required to be made during such period and (iii) all taxes required to be paid during such period.

	(b) Section 4.10 Maximum Inventory Turndays is deleted in its entirety.

	(c) Section 5.6 Payment of Dividends is deleted in its entirety.

	(d) Section 5.9 Captial Expenditures is deleted in its entirety and replaced with the following:

5.9 Capital Expenditures. Borrower will not, and will not permit any Subsidiary to, make or commit to make (by way of the acquisition of securities of a person or entity or otherwise) any Capital Expenditure, except for Capital Expenditures not exceeding (i) in fiscal year 1996, $40,000,000 in the aggregate and (ii) in fiscal year 1997, the sum of $50,000,000 in the aggregate, plus an aggregate amount equal to the amount (if any) by which the actual Capital Expenditures in 1996 were less than those permitted under (i) hereof. Notwithstanding the foregoing, any Capital Expenditure made by a Person which is the subject of an Acquisition by Borrower, prior to such Acquisition, shall not be included in determining compliance by Borrower and its Subsidiaries with this section.

"Capital Expenditures" means, for any period, for any person or entity, the aggregate of all expenditures which are made during such period (whether paid in cash or accrued as liabilities), by such person or entity, for property, plant or equipment and which would be reflected as additions to property, plant or equipment on a balance sheet of such person or entity prepared in accordance with Agreement Accounting Principles (including, without limitation, all such property held under Capitalized Leases).

3.	Effectiveness of the First  Amendment.  This First Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:

	(a)	The counterpart of this First Amendment, duly executed by Borrower;

	(b)	Such other documents, instruments or agreements as Bank may reasonably deem necessary.

4.	Ratification.  Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

5.	Representations and Warranties.  Borrower represents and warrants as follows:

	(a)	Each of the representations and warranties contained in the Agreement, as the same may be amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;

	(b)	The execution, delivery and performance of the First Amendment and any other instruments or documents in connection herewith are within Borrower's power, have been duly authorized, are legal, valid and binding obligations of
Borrower, and are not in conflict with the terms of any charter, bylaw, or other
organization papers of Borrower or with any law, indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected; and

	(c)	No event has occurred and is continuing or would result from this First
Amendment which constitutes or would constitute an Event of Default under the
Agreement.

6.	Governing Law.  This First Amendment and all other instruments or documents in connection herewith shall be governed by and construed according to the laws of the State of California.

7.	Counterparts.  This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

WITNESS the due execution hereof as of the date first above written.

PETCO ANIMAL SUPPLIES, INC.            By:     /s/ James M. Myers
                                       Title:  Senior Vice President - Finance

UNION BANK OF CALIFORNIA, N.A.         By:     /s/ Cary Moore
                                       Title:  Vice President